Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated February 22, 2013, relating to the financial statements and financial highlights which appear in the December 31, 2012 Annual Reports to Shareholders of Cohen & Steers Dividend Majors Fund, Inc. and of Cohen & Steers Total Return Realty Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Service Providers”, “Financial Statements” and “Appendix A: Form of Agreement and Plan Merger” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

December 27, 2013